UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2008

PHARMA-BIO SERV, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50956	20-0653570
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Pharma-Bio Serv Building Industrial Zone Lot 14, Barrio Higuillar, Dorado, Puerto Rico	00646
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (787) 278-2709

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 17, 2008, Pharma-Bio Serv, Inc. (the "Company") amended the Employment Agreement of Pedro Lasanta, the Company's Chief Financial Officer, dated November 5, 2007. The amendment provides for an indefinite term of the contract, an increase in base salary to $110,000 per year and an annual bonus in cash or Company stock options to be granted based on performance metrics to be established. Pursuant to the Agreement, Mr. Lasanta will be granted options to purchase 30,000 shares of Company common stock having an exercise price equal to fair market value on the date of grant and vesting three equal annual installments beginning one year from November 1, 2008. In addition, upon termination of Mr. Lasanta's employment for reasons other than those set forth in his Employment Agreement, Mr. Lasanta shall receive a lump-sum severance payment in an amount equivalent to six months of his salary at the time of the termination, less legal withholdings, or the severance established by PR labor law No. 80 of May 30, 1976, known as the “Wrongful Discharge Act” (“Ley de Despido Injustificado”), whichever amount is higher. All other terms and conditions of Mr. Lasanta's employment agreement remain the same.

A copy of the Amendment is attached as Exhibit 10.1 to this report and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

10.1	Amendment dated December 17, 2008 to Employment Agreement dated November 5, 2007, between Pedro Lasanta and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMA-BIO SERV, INC.

Date: December 23, 2008	By:	/s/ Elizabeth Plaza
Elizabeth Plaza, Chief Executive Officer

EXHIBIT INDEX

10.1	Amendment dated December 17, 2008 to Employment Agreement dated November 5, 2007, between Pedro Lasanta and the Company.